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                                                                     Exhibit 4.1



                          SUPPLEMENTAL INDENTURE NO. 5

                                 BY AND BETWEEN

                             HEALTH CARE REIT, INC.

                                       AND

                                FIFTH THIRD BANK

                            AS OF SEPTEMBER 10, 2003

            SUPPLEMENTAL TO THE INDENTURE DATED AS OF APRIL 17, 1997

         --------------------------------------------------------------

                             HEALTH CARE REIT, INC.

                              8.09% Notes due 2004
                              8.17% Notes due 2006
                              7.50% Notes due 2007
                              7.625% Notes due 2008




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         This Supplemental Indenture No. 5 ("Supplemental Indenture") is made and entered into as of September 10, 2003, between HEALTH CARE REIT, INC., a Delaware real estate investment trust (the "Company"), and FIFTH THIRD BANK, an Ohio banking corporation, as trustee (the "Trustee").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of April 17, 1997 (as amended, supplemented or otherwise modified from time to time, the "Indenture") to provide for the future issuance of the Company's debt securities (the "Securities") to be issued from time to time in one or more series;

         WHEREAS, pursuant to the terms of the Indenture, the Company and the Trustee executed and delivered (a) the First Supplemental Indenture, dated as of April 17, 1997, to provide for the establishment of a series of its Securities, to be known as its 8.09% Notes due 2004; (b) the Second Supplemental Indenture, dated as of March 13, 1998, to provide for the establishment of a series of its Securities, to be known as its 7.625% Notes due 2008; (c) the Third Supplemental Indenture, dated as of March 18, 1999, to provide for the establishment of a series of its Securities, to be known as its 8.17% Notes due 2006; and (d) the Fourth Supplemental Indenture, dated as of August 10, 2001, to provide for the establishment of a series of its Securities, to be known as its 7.50% Notes due 2007 (each as amended, supplemented or otherwise modified from time to time, collectively the "Existing Supplemental Indentures");

         WHEREAS, pursuant to the terms of the Indenture and the Existing Supplemental Indentures, the Company and Trustee wish to amend certain covenants contained in the Existing Supplemental Indentures and Holders of not less than a majority in principal amount of the Outstanding Securities have consented to such amendments as required by Section 902 of the Indenture, subject to the terms and conditions hereinafter set forth; and

         WHEREAS, all capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture and Existing Supplemental Indentures.

         NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

     ARTICLE 1. AMENDMENTS TO EXISTING SUPPLEMENTAL INDENTURES.

     Section 1.1 Each of the Existing Supplemental Indentures are hereby amended as follows:

                    (a) Section 1.2 is hereby amended to include the following additional defined terms:

               "Cash" means as to any Person, such Person's cash and cash equivalents, as defined in accordance with GAAP consistently applied.


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               "Total Assets" means on any date, the consolidated total assets of the Company and its Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.

               "Total Unencumbered Assets" means on any date, net real estate investments (valued on a book basis) of the Company and its Subsidiaries that are not subject to any Lien which secures indebtedness for borrowed money of any of the Company and its Subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon plus Cash, as all such amounts would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.

               "Unsecured Debt" means Funded Indebtedness less Indebtedness secured by Liens on the property or assets of the Company and its subsidiaries.

               "Funded Indebtedness" means as of any date of determination thereof, (i) all Indebtedness of any Person, determined in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, and (ii) the current portion of all such Indebtedness.

                    (b) Subsection 2.4(a)(i) is deleted in its entirety and the following is substituted therefor:

                    (i) Liens securing obligations that do not in the aggregate at any one time outstanding exceed 40% of the sum of (i) the Total Assets of the Company and its consolidated subsidiaries as of the end of the calendar year or quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Liens and
               (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens;

                    (c) Subsection 2.4(b) is deleted in its entirety and the
               following is substituted therefor:

               (b) The Company will not create, assume, incur, or otherwise become liable in respect of, any Indebtedness if the aggregate outstanding principal amount of Indebtedness of the Company and its consolidated subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (i) the Total Assets of the Company and its consolidated subsidiaries as of the end of the calendar year or quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed


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               with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

                    (d) Subsection 2.4(d) is deleted in its entirety and the
               following is substituted therefor:

               (d) The Company will maintain as of the last day of each of the Company's fiscal quarters, Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

                    (e) A new subsection 2.4(e) is added reading as follows:

               (e) For purposes of this Section 2.4, Indebtedness and Debt shall be deemed to be "incurred" by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

     ARTICLE 2. EFFECTIVENESS.

     SECTION 2.1 This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Indenture. As supplemented and amended hereby, the Indenture and Existing Supplemental Indentures are hereby confirmed as being in full force and effect.

     ARTICLE 3. MISCELLANEOUS.

     SECTION 3.1 In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof or any provisions of the Indenture or Existing Supplemental Indentures.

     SECTION 3.2 To the extent any terms of this Supplemental Indenture are inconsistent with the terms of the Indenture or Existing Supplemental Indentures, the terms of this Supplemental Indenture shall govern and supercede such inconsistent terms.

     SECTION 3.3 This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Delaware.

     SECTION 3.4 This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.



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     IN WITNESS WHEREOF, the Company and the Trustee have caused this
Supplemental Indenture to be executed as an instrument under seal in their respective corporate names as of the date first above written.

                             HEALTH CARE REIT, INC.


                             By:  /s/ George L. Chapman
                                  ---------------------------------------------
                             Name:  George L. Chapman
                             Title: Chairman and Chief Executive Officer


                             FIFTH THIRD BANK, as Trustee


                             By:  /s/ Christine M. Schaub
                                  ---------------------------------------------
                             Name:  Christine M. Schaub
                             Title: Vice President